EXHIBIT 2.3

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

     AMENDMENT No. 2 dated as of July 10, 2006 (“Amendment No. 2”) to the Stock Purchase Agreement dated as of March 27, 2006 (the “Original Stock Purchase Agreement”), as amended by Amendment dated as of May 4, 2006 (“Amendment No. 1 ” and, together with the Original Stock Purchase Agreement, the “Current Agreement”) by and between the United Pacific Industries Limited (the “Purchaser”) and Jacuzzi Brands, Inc. and USI American Holdings, Inc. (collectively, the “Seller ”).

W I T N E S S E T H :

     WHEREAS, the parties hereto desire to amend the Current Agreement to, among other things, provide for replacement of the requirement that clearance from the United Kingdom Pensions Regulator (the “UK Pensions Regulator”) be obtained with a requirement that a comfort letter from the UK Pensions Regulator be obtained, and for the Purchaser to provide additional covenants to Seller in respect of the replacement of that clearance by a comfort letter.

      NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Current Agreement has the meaning assigned to such term in the Current Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Current Agreement shall, after this Amendment No. 2 becomes effective, refer to the Current Agreement as amended hereby.

     Section 2. Replacement of requirement to obtain a clearance with requirement to obtain a comfort letter from the UK Pensions Regulator.

     (a) Section 5.A of the Current Agreement is hereby amended by replacing the word “clearance” with the words “the Comfort Letter (as defined in Clause 6.A(iii))”.

      (b) Clause 5.D is hereby amended and restated to read in its entirety as follows:

     “Seller and Purchaser shall each use their respective reasonable efforts to cause a clearance application in respect of the transactions contemplated herein for a clearance from the UK Pensions Regulator covering the following:

a.	that the UK Pensions Regulator shall not, in relation to any UK pension plan in respect of which any member of the Company Group is an employer, issue a contribution notice under Section 38 of the Pensions Act 2004 addressed to all or any of the following:

(ww)	the Company Group,

(xx)	the Seller and its subsidiaries (the “Seller Group”),

	(yy)	the Purchaser and its subsidiaries (the “Purchaser Group”), or

	(zz)	any Associate

who falls within the scope of a contribution notice under Section 38 of the Pensions Act 2004 or a financial support direction under Section 43 of the Pensions Act 2004

(each a “Potential Target Person”), and

b.	that the UK Pensions Regulator shall not, in relation to any such UK pension plan, issue any financial support direction under Section 43 of the Pensions Act 2004 addressed to all or any of the Potential Target Persons, together with all necessary supporting information to be lodged with the UK Pensions Regulator (the “UK Pensions Regulator”) as soon as practicable but in any event by no later than May 31, 2006.

As used herein, the term “Associate” means a person who is “connected” with (as defined in Section 249 of the Insolvency Act 1986) or an “associate” (as defined in Section 435 of the Insolvency Act 1986) of any member of the Company Group or any member of the Seller Group or any member of the Purchaser Group.”

(c)	Clause 5.E is hereby amended by inserting after the words “in connection with the clearance application referred to in Section 5.D above (which appear in two places) the words “or the Comfort Letter” (in two places).

(d)	Clause 5.F is hereby amended as follows:

(i)	the words “such clearance” (where they first appear) are replaced with the words “the Comfort Letter in respect of such clearance application”,

(ii)	the words “(as hereinafter defined)” are deleted, and

(iii)	the words “such clearance” (where they appear for the second time) are replaced with the words “such Comfort Letter”.

(e)	Clause 5.G is hereby amended by replacing the words “pension clearance process” with the words “pension clearance application and Comfort Letter process”.

(f)	Clause 5.H is hereby amended by replacing the word “clearance” with the words “the Comfort Letter”.

(g)	Clause 5.L is hereby amended by replacing the word “clearance” with the words “the Comfort Letter”.

(h)	Clause 6.A(iii) is hereby amended and restated to read in its entirety as follows:

“(iii) Purchaser and Seller shall have obtained from the UK Pensions Regulator a Comfort Letter, in form and substance satisfactory to each party, in respect of the transactions contemplated hereby (the “Comfort Letter”)”.

(i)	Clause 6.B(xii) is hereby amended by replacing the words “a clearance” with the words “the Comfort Letter”.

     Section 3. Covenants by Purchaser relating to the issue of contribution notices and financial support directions by the UK Pensions Regulator despite the Comfort Letter being issued by the UK Pensions Regulator.

     (a) Section 5 of the Current Agreement is hereby amended by adding a new paragraph “N” at the end thereof to read as follows:

     “N. (i) Subject to the Closing having occurred, Purchaser hereby indemnifies Seller and JBI Holdings Limited (each such person being an “Indemnified Party”) from and against and agrees to hold each Indemnified Party harmless from and against any and all damage, loss and expense (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit investigation or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”), incurred or suffered by any Indemnified Party related to, arising out of or in connection with:

a.	the issue (or attempted or purported issue) after Closing by the UK Pensions Regulator of a contribution notice under Section

38 of the Pensions Act 2004 addressed to all or any of the

Indemnified Parties in relation to any UK pension plan in respect of which any member of the Company Group is an employer, and/or

b.	the issue (or attempted or purported issue) after Closing by the UK Pensions Regulator of any financial support direction under Section 43 of the Pensions Act 2004 addressed to all or any of the Indemnified Parties in relation to any such UK pension plan, and/or

c.	the issue (or attempted or purported issue) after Closing by the UK Pensions Regulator of a contribution notice under Section

47 of the Pensions Act 2004 addressed to all or any of the Indemnified Parties as a result of any such Indemnified Party failing to comply with a financial support direction falling within clause b. above.

(ii)	The Indemnified Party hereby agrees to promptly give notice to Purchaser of the assertion of any claim, or the commencement of any suit, action, investigation or proceeding in respect of which indemnification may be sought under this paragraph 5.N.

(iii)	This covenant 5.N shall survive the Closing indefinitely or until the latest date permitted by law.

(iv)	This covenant 5.N does not extend to any Damages to the extent, but no further, that those Damages

a.	are caused by a breach by the Seller of its covenant in 5.E, or

b.	arise from the UK Pensions Regulator having regard to information or circumstances which, if such covenant had been given to the UK Pensions Regulator, would cause such covenant to have been breached.”

     (b) Section 5 of the Current Agreement is hereby amended by adding a new paragraph “O” at the end thereof to read as follows:

     “O. Purchaser hereby agrees that, for a period of 12 months from the Closing Date, that it will not take any action or omit to take any action that causes the Pensions Regulator, as a result of such action or omission, to issue or purport to issue, under the Pensions Act 2004, a contribution notice against any Indemnified Party in relation to any UK pension plan in respect of which any member of the Company Group is an employer and Purchaser further hereby agrees that it will use its best efforts to ensure that neither the Company nor any member of the Company Group shall take any such action or omit to take any such action. Purchaser further agrees that for the same period it will not (and it will use its best efforts to ensure that neither the Company nor any member of the Company Group will not) engage in any action or inaction which in relation to any such UK pension plan would fall within the UK Pension Regulator’s clearance guidance note dated April 2005 as a ‘Type A’ event, unless the Purchaser procures that clearance is issued in relation to such event in terms which confirm that no Indemnified Party shall be linked to a financial support direction or contribution notice in respect of such event.”

     Section 4. Comfort Letter agreed. Seller and Purchaser agree that the Comfort Letter from the UK Pensions Regulator, a copy of which is attached as Exhibit A, is in form and substance satisfactory to Purchaser and Seller and, accordingly, that the condition set forth in Clause 6.A(iii) of the Current Agreement as amended by this Amendment No. 2 is hereby satisfied.

     Section 5. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of New York.

     Section 6. Counterparts. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 7. Effectiveness. This Amendment No. 2 shall become effective as of the date hereof. Except as otherwise amended hereby, the Current Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:			SELLER:

UNITED PACIFIC INDUSTRIES			JACUZZI BRANDS, INC.
LIMITED

By:	/s/ Brian C. Beazer		By:	/s/ Steven C. Barre

	Name:	Brian C. Beazer		Name:	Steven C. Barre
	Title:	Chairman		Title:	Senior Vice President,
General Counsel and
Secretary

USI AMERICAN HOLDINGS, INC.

			By:	/s/ Steven C. Barre

				Name:	Steven C. Barre
				Title:	Senior Vice President,
General Counsel and
Secretary